                                                                    Exhibit 10.7

CONFIDENTIAL


                            GAS TRANSPORTATION AND
                            ----------------------
                              BALANCING AGREEMENT
                              -------------------

     This Agreement, dated as of May 1, 2001, between Northern Illinois Gas Company d/b/a Nicor Gas Company ("Nicor Gas" or "Company") and Elwood Energy LLC, Elwood Energy II, LLC, and Elwood Energy III, LLC (referred to collectively as "Elwood Energy" or "Customer").

     WHEREAS, Elwood Energy is expanding its natural gas-fired electric power generation facility in or near Elwood, Illinois (the "Generation Facilities" described in more detail below), on a site located within the geographic area to which Nicor Gas provides gas distribution service; but within such distance of interstate natural gas pipeline facilities of Northern Border Pipeline Company ("NBPL") and Alliance Pipeline Company ("APL") that bypass of Company's gas distribution facilities is economically feasible and practical;

     WHEREAS, Elwood Energy has provided an affidavit to Nicor Gas stating Elwood Energy's intent to bypass Company's facilities absent the transportation and balancing service from Nicor Gas called for under this Agreement and other evidence required by and satisfactory to Nicor Gas to verify the investment required by Elwood Energy in order to bypass Company's facilities;

     WHEREAS, gas to be received by Elwood Energy at its Generation Facilities from Nicor Gas under this Agreement beginning on or about May 1, 2001 will be delivered to Nicor Gas for the account of Elwood Energy from interconnects with approved interstate pipeline facilities and redelivered by Nicor Gas to the gas pipeline facilities of The Peoples Gas Light and Coke Company ("Peoples Gas" or "PGLC") and transported via Peoples Gas' pipeline facilities to an interconnection directly (or indirectly via Elwood Energy gas pipeline facilities) with Nicor Gas' gas meters serving the Generation Facilities, where it will be delivered to Nicor Gas for redelivery to Elwood Energy; and

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

     WHEREAS, Elwood Energy has entered into this Agreement with Nicor Gas for contract service under Rate 17 of Nicor Gas' Schedule of Rates for Gas Service, and Nicor Gas has contracted with Peoples Gas to receive certain transportation and balancing services necessary for Nicor Gas to provide to Elwood Energy the services called for in this Agreement.

     NOW, THEREFORE, the parties agree as follows:

     1. Definitions. Unless a clear contrary intention appears, the following terms, where used in this Agreement, and in all exhibits, recitals, appendices and amendments related to this Agreement, shall have the following meaning:
          (a)  "APL" shall mean Alliance Pipeline Company.
          (b) "Balancing and Storage Service" shall mean a service under which Company (i) accepts quantities of gas delivered for the account of Customer at the Receipt Point when and to the extent such quantities are in excess of the Generation Facilities' metered requirements, or (ii) delivers gas to Customer at the Delivery Point when and to the extent the Generation Facilities' metered requirements exceed quantities of gas delivered to Nicor Gas for the account of Customer at the Receipt Point.
          (c) "Balancing Service Account Balance" shall mean the quantity of gas at any time in the account which is, for accounting purposes, the quantity of gas delivered to Company at the Receipt Point under the Balancing and Storage Service in excess of the quantity of gas delivered to Customer at the Delivery Point under the Balancing and Storage Service.

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

          (d) "Billing Month" shall mean the period between two consecutive meter readings taken as nearly as practicable to thirty (30)-day intervals.
          (e) "Business Day" shall mean any day on which Company is open for the conduct of business with the public, and each such day shall commence at 8:00 a.m. CCT and end at 5:00 p.m. CCT.
          (f)  "Buy-Out Amount" shall have the meaning set forth in Section 14.
          (g) "Central Clock Time" or "CCT" shall mean local time in Chicago, Illinois.
          (h) "Company" shall mean Northern Illinois Gas Company d/b/a Nicor Gas Company or any successor or permitted assign.
          (i) "Contract Quantity" shall mean Customer's MDCQ, MHQ, MMDN, MFBQS and MFBQnS entitlements under this Agreement.
          (j) "Contract Year" shall mean the twelve-month period beginning April 1 of each year during the term of this Agreement except for the first Contract Year which shall mean an eleven (11) month period beginning on May 1, 2001 through March 31, 2002, inclusive of the commencement and ending dates.
          (k) "Critical Day" shall have, with respect to gas requested to be injected into or withdrawn from storage in Company's facilities, the meaning ascribed to it in Company's Schedule of Rates and shall have, with respect to gas requested to be injected into or withdrawn from storage in Peoples Gas' facilities in connection with this Agreement, the meaning ascribed to it in the Peoples Gas Agreement.
          (l) "Customer" shall mean Elwood Energy LLC, Elwood Energy II, LLC, and Elwood Energy III, LLC or any successor or permitted

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

assignee of these companies.
          (m)  "Customer's Purchase Option" shall have the meaning set forth in
               Section 31.
          (n) "Delivery Point" shall mean the outlet side of the interconnection between Nicor Gas' meter(s) serving the Generation Facilities and Elwood Energy's facilities for receiving the gas from Nicor Gas for use in the Generation Facilities.
          (o)  "Delivery Variance" shall have the meaning set forth in Section
               41.
          (p)  "Dispatch Schedule" shall have the meaning set forth in Exhibit
               B.
          (q) "Effective Degree Day" or "EDD" shall be derived from (i) the Degree Day meaning ascribed to it in Company's Schedule of Rates and (ii) wind and langley correction factors. Each variable shall be determined using Company's then existing weather service resources.
          (r)  "Excess Storage Charge" shall have the meaning set forth in
               Section 4(g).
          (s)  "Exercise Price" shall have the meaning set forth in Section 31.
          (t)  "Force Majeure" shall have the meaning set forth in Section 11.
          (u) "Forecast Burn" shall be Customer's estimate of plant consumption for the next calendar day(s) and shall have the meaning set forth in Exhibit B, Communications Protocol.
          (v)  "Forecast Variance" shall have the meaning set forth in Section
               42.
          (w) "Gas Cost" or "GC" shall have the meaning ascribed to it in Company's Schedule of Rates.
          (x) "Gas Day" shall have the meaning ascribed to it in Company's Schedule of Rates.

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

          (y) "Generation Facilities" shall mean Customer's Phase I and Phase II electric power generating facilities comprised of nine (9) simple-cycle natural gas turbine units with a combined installed generating capacity of approximately 600 MW for Phase I (4-units) and 775 MW for Phase II (5-units) at Customer's premises located near the intersection of Noel and Patterson Roads in Elwood, Illinois.
          (z) "Global Point Agreement(s)" or "GPAs" shall mean a Global Point Agreement between Company and NBPL, or other interstate pipelines, to aggregate and treat interconnection locations between Company and these pipelines as one nomination point location in order to maximize the hourly delivery flexibility to be provided to Customer or its authorized agents.
          (aa) "Lender," "Lenders" and "Lender(s)" shall have the meaning set forth in Section 16.
          (bb) "Market Price" shall mean the price, converted to the corresponding price per therm, set forth in Gas Daily under the heading Daily Price Survey, Chicago-LDCs, Large e-use, midpoint of the range for the flow date. Market Price for any Gas Day for which Gas Daily is not published shall be determined by the issue of Gas Daily first published after such Gas Day.
          (cc) "Maximum Balancing Service Account Balance" or "MBAB" shall have the meaning set forth in Section 2(b).
          (dd) "Maximum Daily Contract Quantity" or "MDCQ" shall mean the maximum quantity of gas that Company shall receive at the Receipt Point and deliver to Customer at the Delivery Point on any Gas Day. During the Summer Months, Customer's MDCQ

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

               shall be 2,416,000 therms per Gas Day. During the Non-Summer Months, Customer's MDCQ shall be 2,844,000 therms per Gas Day.
          (ee) "Maximum Firm Balancing Quantity Non-Summer" ("MFBQnS") shall mean the Non-Summer maximum Forecast Variance quantity Company shall have the firm obligation to receive from or deliver to Customer as Balancing and Storage Service (Injection/Withdrawal) on any Gas Day.
          (ff) "Maximum Firm Balancing Quantity Summer" ("MFBQS") shall mean the Summer Month maximum Forecast Variance quantity Company shall have the firm obligation to receive from or deliver to Customer as Balancing and Storage Service (Injection/Withdrawal) on any Gas Day.
          (gg) "Maximum Hourly Quantity" or "MHQ" shall mean the maximum quantity of gas that Company shall deliver to Customer at the Delivery Point in any hour. During the Summer Months the MHQ shall be 151,000 therms per hour. During the Non-Summer Months, the MHQ shall be 177,750 therms per hour.
          (hh) "Minimum-Maximum Daily Nomination" or "MMDN" shall have the meaning set forth in Section 2(a).
          (ii) "NBPL" shall mean Northern Border Pipeline Company.
          (jj) "NBPL's Gas Tariff" shall mean NBPL's FERC Gas Tariff (First Revised Volume No. 1) on file and in effect, as it may be revised from time to time, with the Federal Energy Regulatory Commission or any successor to that agency.
          (kk) "NGPL" shall mean Natural Gas Pipeline Company of America.
          (ll) "Non-Summer Months" shall mean the months of October, November, December, January, February, March, April and May.
          (mm) "Notices" shall have the meaning set forth in Section 33.

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

          (nn) "Operational Balancing Agreement(s)" or "OBAs" shall have the meaning ascribed to it in NBPL's, NGPL's and APL's respective gas tariffs.
          (oo) "Operational Flow Order" or "OFO" shall have the meaning ascribed to it in NBPL's, NGPL's, APL's and Company's respective gas tariffs.
          (pp) "Option Equipment" shall have the meaning set forth in Section
               31.
          (qq) "Peoples Gas" or "PGLC" shall mean The Peoples Gas Light and Coke Company.
          (rr) "Peoples Gas Agreement" shall have the meaning set forth in
               Section 28.
          (ss) "Person" shall have the meaning set forth in Section 16.
          (tt) "Phase I Term" shall mean the period of time beginning May 1, 2001 and ending September 30, 2004 and shall apply to Customer's initial four (4) gas turbine units in commercial operation prior to the effective date of this Agreement (Elwood Units 1-4).
          (uu) "Phase II Term" shall mean the period of time beginning May 1, 2001 and ending March 31, 2006 and shall apply to Customer's additional five (5) gas turbine units (Elwood Units 5-9).
          (vv) "Receipt Point" shall mean the interconnection(s) between NBPL,
               NGPL and APL interstate pipeline facilities and Peoples Gas'
               and/or Nicor Gas' LDC facilities, as applicable.
          (ww) "Requested Authorized Use" shall have the meaning ascribed to it in Company's Schedule of Rates.
          (xx) "Schedule of Rates" shall mean Company's Schedule of Rates for Gas Service (Ill.C.C. No. 16) on file and in effect, as it may be revised from time to time, with the Illinois Commerce

                Commission or any successor to that agency.

          (yy) "Storage Inventory Overrun Charge" shall have the meaning set forth in Section 4(f).

          (zz) "Summer Months" shall mean the months of June, July, August and September.

          (aaa) "Transportation Service" shall mean a service under which Nicor Gas receives gas delivered to Nicor Gas for the account of Elwood Energy at a Receipt Point, causes the gas to be transported via Peoples Gas' pipeline facilities to the Delivery Point, and redelivers the gas to Elwood Energy at the Delivery Point.

          (bbb) "Unauthorized Use" shall have the meaning ascribed to it in Company's Schedule of Rates.

     2. Services. Except as otherwise provided in this Agreement, the services provided by Company shall be firm and not subject to interruption, except for reason of Force Majeure. Company agrees to provide, and Customer agrees to pay for, the following services at Customer's Generation Facilities.

          (a) Except as otherwise provided for in this Agreement, on any Gas Day during the Summer Months and the Non-Summer Months during the term of this Agreement, Customer shall have the right to firm Transportation Service within the "Minimum-Maximum Daily Nomination" or "MMDN" available, not to exceed the applicable MDCQ, subject to the terms and conditions of this Agreement. Company shall not be obligated to deliver gas to Customer at an hourly rate in excess of the MHQ. Company will use its reasonable efforts to deliver gas to Customer at an hourly rate in excess of the MHQ and MDCQ as requested by Customer. Such use of gas at a rate in excess of the Customer's MHQ and MDCQ, when requested by Customer and subsequently approved by Company, shall not be deemed as Unauthorized Use.

          (b) Customer shall be entitled to receive Balancing and Storage Service during the Summer Months and the Non-Summer Months subject to the terms and conditions of this Agreement. The Balancing Service Account Balance at any time shall not exceed a maximum of 7,250,000 therms ("Maximum Balancing Service Account Balance" or "MBAB"). Any Balancing Service Account Balance in excess of the MBAB shall be subject to either (i) the Storage Inventory Overrun Charge or (ii) the Excess Storage Charge. During the Summer Months, Customer's Maximum Firm Balancing Quantity Summer ("MFBQS") shall be limited to 1,812,000 therms per Gas Day. During the Summer Months, Balancing and Storage Service in excess of Customer's MFBQS (1,812,000 therms) per Gas Day shall be interruptible by Company. During the Non-Summer Months, Customer's Maximum Firm Balancing Quantity Non-Summer ("MFBQnS") shall be limited to 888,750 therms per Gas Day. During the Non-Summer Months, Balancing and Storage Service and Forecast Variances in excess of Customer's MFBQnS (888,750 therms) per Gas Day shall be interruptible by Company. During the Non-Summer Months, Customer withdrawals from storage may be further limited by Company on any Gas Day that Company forecasts that it will experience sixty (60) or more Effective Degree Days or when Company or Peoples Gas declares a Critical Day. On any Gas Day that Company forecasts that it will experience sixty (60) or more Effective Degree Days, Customer withdrawals from storage will be interruptible, based on reasonable operating limitations. Nicor Gas may require Customer to nominate flowing supplies, if necessary, to ensure firm service under this Agreement. On any Gas Day that Company forecasts that it will experience sixty (60) or more Effective Degree Days, Company shall have the right to limit Company's firm deliveries to Customer's Generation Facilities to Customer's corresponding firm city-gate deliveries on applicable interstate pipelines for such day(s). However, Company agrees that it will not unreasonably reduce Customer's MFBQS and MFBQnS injection and withdrawal storage rights in order for Company to provide incremental interruptible services. On Critical Days declared by Company or Peoples Gas and on days that Company forecasts that it will experience sixty-five (65) or more Effective Degree Days, Customer's MFBQS and MFBQnS withdrawals from storage will be interruptible, subject to reasonable operating limitations, and Company's firm deliveries to the Generation Facilities will be limited to Customer's corresponding hourly confirmed city-gate volumes delivered on NBPL, APL and NGPL as applicable. Company's forecast of Effective Degree Days, and any corresponding reduction in transportation or storage rights pursuant to this section, shall be made no later than the time by which Company is required to declare a Critical Day pursuant to Company's Schedule of Rates, but in any case no later than 8:00 A.M. CCT on the calendar day prior to adjustment of the Contract Quantities.

          (c) Except as otherwise provided in this Agreement, Company's Unaccounted-for Gas percentage shall not apply to any service under this Agreement.

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

     3. Customer Responsibility. Acquisition and delivery of Customer-owned gas to the Receipt Point(s) shall be the sole responsibility of Customer.

     4. Charges for Services. Notwithstanding anything to the contrary in Company's Schedule of Rates, charges for services under this Agreement shall be limited to the following:

          (a)          Reservation Charge payable for each Summer Month at the
               rate of $0.045 per therm of M DCQ in such Billing Month.
          (b)          Volumetric Charge payable for each Billing Month at the
               rate of $0.0037 per therm delivered by Company to Customer during each Summer Month and $0.0092 per therm delivered by Company to Customer during each Non-Summer Month.
          (c) Delivery Variance Charge assessed at the rate of $0.05 per therm on each occurrence and for each Delivery Variance greater than or equal to 50,000 therms on non-Critical and non-OFO days as ascribed to in Section 41.
          (d) Balancing and Storage Service Reservation Charge assessed and payable for each Summer Month at the rate of $0.335 per therm of Customer's Maximum Firm Balancing Quantity Summer ("MFBQS") (1,812,000 therms) during such Billing Month .
          (e) Forecast Variance Charge assessed daily and payable at the end of the Billing Month at the following rates for the absolute positive or negative variance, expressed in therms, between the total daily quantity of gas delivered by Company to

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

               the Generation Facilities versus Customer's Forecast Burn as described in Section 42.

                                 Summer Months
                                 -------------

                    Greater of +/- 20% of Forecast Burn or
                    200,000 therms                                 $0.000/therm
                    * above & **= 1,208,000 therms                 $0.005/therm
                    * 1,208,000 & **= 1,812,000 therms             $0.010/therm
                    * 1,812,000 & **= 2,416,000 therms             $0.048/therm
                    * 2,416,000 therms (non-firm)                  Negotiable

                    (* = more than)                    (** = less than)

                               Non-Summer Months
                               -----------------

                    Greater of +/- 20% of Forecast Burn or
                    200,000 therms                                 $0.000/therm
                    * above & **= 474,000 therms                   $0.005/therm
                    * 474,000 & **= 888,750 therms                 $0.055/therm
                    * 888,750 - 1,180,000 therms (non-firm)        $0.055/therm
                    * 1,180,000 (non-firm)                         Negotiable

                    (* = more than)                    (** = less than)

          (f) Storage Inventory Overrun Charge assessed monthly, at the rate of $0.05 per therm, on each occurrence where the highest daily quantity in storage is in excess of 7,250,000 therms, but not to exceed 9,515,000 therms.
          (g) Excess Storage Charge assessed monthly, at the rate of $0.10 per therm, on each occurrence where the highest daily quantity in storage is in excess 9,515,000 therms, or assessed daily where Balancing and Storage Service on any day exceeds 2,416,000 therms but is less than 3,020,000 therms in the Summer Months or where Balancing and Storage Service injections on any day exceeds 1,180,000 therms but less than 1,475,000 therms in the Non-Summer Months.
          (h)          Upstream Transportation Charges.
               (i) Reservation Charge payable for each Summer Month at the rate of $0.0737 per therm of MDCQ (2,416,000) during such Billing Month.
               (ii) Volumetric Charge, inclusive of fuel, payable for each
                    Billing Month at the rate of $0.0044 per therm on quantities delivered by Company to Customer during such Billing Month.
          (i) Requested Authorized Use shall be a volumetric charge, at the rate set forth in Section 7, on the quantities of gas requested by Customer and authorized by Company for any such day.
          (j)  Unauthorized Use shall be a volumetric charge, at the rate set forth in Section 7, on the last gas measured for such days.
          Customer recognizes that charges authorized under this Agreement are subject to Company's Rider 8, Adjustment of Municipal and State Utility Taxes, of Company's Schedule of Rates, as in effect from time-to-time. Customer further recognizes that should a taxing authority having appropriate jurisdiction over Customer levy a tax on the use of natural gas ("Gas Use Tax"), and subsequently require Company to collect such a tax, Customer shall reimburse Company for any applicable charges resulting from the invoked Gas Use Tax, provided however, to the extent Company has the authority or discretion under its Schedule of Rates to discount or waive the invoked tax, Company shall use all reasonable means to mitigate the invoked tax liability and through any appropriate discounts or exemptions, pass such benefits on to Customer.

     5.        Billing and Payment.
          (a) Each month during the term of this Agreement, Company shall tender to Customer an invoice for services rendered during the preceding month. Pipeline deliveries,

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

               Customer gas usage, determination of storage volume balances, Forecast Variances, Delivery Variances, Requested Authorized Use, and Unauthorized Use and balancing overruns will, however, be calculated on a daily basis. Company may send its invoice to Customer via facsimile. Customer shall remit payment to Company by wire transfer or automated clearinghouse no later than fourteen (14) days after Customer's receipt of such invoice.
          (b) If Customer fails to remit the full amount payable by it when due, interest on the unpaid portion shall accrue at a rate equal to the lower of (i) the then-effective prime rate of interest published under "Money Rate" by the Wall Street Journal, plus one percent (1%) per annum from the due date until the date of payment, or (ii) the maximum applicable lawful interest rate.
          (c) If Customer fails to remit the full amount payable by it when due, Company may, in the absence of a good faith dispute as to the amount due and owing, suspend its performance under this Agreement on ten (10) days' written notice to Customer. Company may not suspend its performance under this Agreement for any reason other than set forth in this subsection (c) of this section.
          (d) Minimum Monthly and Annual Bill. The minimum monthly bill for each Summer Month shall be the sum of (i) the Reservation Charge set forth in Section 4(a), (ii) the Balancing and Storage Service Reservation Charge set forth in Section 4(d), and (iii) the Reservation Charge set forth in Section 4(h)(i), adjusted for applicable taxes. The minimum annual bill for each Contract Year shall be $4.35 million, excluding any Storage

               Inventory Overrun, Excess Storage, Delivery Variance, Requested Authorized Use, Unauthorized Use, Buy-Out-Amounts, incremental GPA/OBA charges and applicable taxes. The Phase I and Phase II contract term extensions shall result in the minimum monthly billing and minimum annual billing being adjusted in a pro rata manner consistent with Exhibit C.

     6. Requested Authorized Use. From time to time, Company and Customer may agree to negotiate: 1) authorized overrun levels of daily Balancing and Storage Service to inject or withdraw Customer-owned supplies and/or Forecast Variance charges; or 2) for purchase of Company-owned supplies (Requested Authorized Use). Authorized overruns of Balancing and Storage Service and/or Forecast Variance charges shall be in writing and shall be permitted only after a prior request by Customer and upon approval by Company, subject to the mutual agreement of the parties to any negotiated charges. Requested Authorized Use gas supplies shall be available during the Summer Months upon prior request from Customer and during the Non-Summer Months only upon prior request from Customer and authorization by Company. All requests for Requested Authorized Use shall be confirmed in writing by Company. Requests for Requested Authorized Use made prior to the Gas Day, during the Summer Months when requested and during the Non-Summer Months when requested and approved, shall be available only on a daily basis in volumes not to exceed Customer's MDCQ. Requests for Requested Authorized Use made during the Gas Day, during the Summer Months if requested and during the Non-Summer Months if requested and approved, shall be granted only on a daily basis in volumes not to exceed Customer's MDCQ multiplied by the number of remaining hours in the Gas Day divided by twenty-four (24) hours. Requested Authorized Use shall be accounted for as the first gas delivered on any Gas Day for which it

CONFIDENTIAL

     has been requested. Unauthorized Use shall be the last volume delivered on any Gas Day. If the volume of Requested Authorized Use is greater than Customer's metered usage on any Gas Day, the difference shall be accounted for as injections into storage. The Company's Unaccounted-for Gas percentage will not apply to any Requested Authorized Use unless such volumes are injected into storage.

     7. Charges for Requested Authorized Use, Unauthorized Use and Authorized Overruns. Requested Authorized Use of Company gas supplies, when approved, will be charged at the higher of (a) the Company's GC, or (b) the Market Price plus $0.02 per therm. Use of Company gas supplies without requested authorization and subsequent approval, will be considered Unauthorized Use. Unauthorized Use will be charged at $6.00 per therm plus the higher of (c) the Company's GC, or (d) the Market Price plus $0.02 per therm. Prior to the beginning of the Gas Day, Company and Customer may agree to a negotiated Forecast Variance Charge and/or authorized overruns of the Balancing and Storage Se rvice. Such negotiated volumes shall be confirmed in writing and any such negotiated charges shall be applied as the last rate tier and quantities billed for purposes of computing the daily Forecast Variance charge and for overrun of Balancing and Storage Service. Injections and withdrawals from storage which exceed Customer's MFBQS and MFBQnS limitations or any agreed upon authorized overrun quantities shall be interruptible by Company. During the Summer Months, injections into and withdrawals from storage in excess of 1,812,000 therms (the MFBQS) shall be interruptible but overrun charges equal to the Excess Storage Charge shall only apply to quantities in excess of the Summer Month MDCQ. Unless otherwise agreed upon in writing, Balancing and Storage Service injections exceeding 3,020,000 therms per day in the Summer Months and 1,475,000 therms per day in the Non-Summer Months shall be subject to forfeiture of the excess gas to Company plus any applicable OFO charges. During the Summer Months, Balancing and Storage

Service withdrawals exceeding 3,020,000 therms per day shall be negotiable. During the Summer Months, unauthorized Balancing and Storage Service withdrawals exceeding 3,020,000 therms shall be subject to a per therm charge of $1.00 plus the higher of (i) Company's GC or (ii) the Market Price plus $0.02 per therm. During the Non-Summer Months, injections into and withdrawals from storage in excess of 888,750 therms and less than 1,180,000 therms shall be interruptible and overrun charges shall be assessed a rate of five and five-tenths cents (5.5c) per therm plus any applicable Forecast Variance charges. During the Non-Summer Months, withdrawals from storage which exceed 1,1800,000 therms or any agreed upon authorized overrun of Balancing and Storage Service shall be deemed as Unauthorized Use of Gas and shall also be subject to any applicable Forecast Variance charges; conversely, injections to storage which exceed 1,180,000 therms but not to exceed 1,475,000 therms or any agreed upon authorized overrun of Balancing and Storage Service shall be subject to the Excess Storage Charge plus any applicable Forecast Variance charges.

     8. Incorporation of Rate 77. The parties agree to incorporate Rate 77 of Company's Schedule of Rates, as it may be revised from time to time and except as modified by this Agreement, as part of this Agreement for contract service under Rate 17. All other applicable provisions of the Company's Schedule of Rates as in effect from time-to-time shall apply, unless specifically modified by this Agreement. Company and Customer understand and agree that the obligations under this Agreement and the applicable provisions of Company's Schedule of Rates may change due to orders of the Illinois Commerce Commission or to applicable law. The parties agree to comply with any such changes.

     9. Storage. If on any Gas Day Customer-owned gas nominated to Company exceeds Customer's metered gas deliveries to the Generation Facilities, the difference in volumes shall be the volume of gas injected into storage and added to Customer's Balancing Service Account Balance. If on any Gas Day Customer-owned gas nominated to Company is lower in volume than Customer's metered gas deliveries to the Generation Facilities, the balance of any gas held in storage will be applied against such metered deliveries. Customer shall have the firm right to injections and withdrawals from storage, subject to the terms herein, up to Customer's MFBQS and MFBQnS contract quantities. Customer-owned gas injected into storage will be net of the Company's Unaccounted-for Gas percentage as in effect from time-to-time, provided that, Company's Unaccounted-for Gas percentage shall not be assessed on injection quantities which exceed a cumulative volume of seventy (70) million therms in any Contract Year. On any Gas Day, should the volume of gas delivered to the plant exceed the sum of (a) Requested Authorized Use, (b) Customer's daily nominations plus (c) any volumes available from storage, the Unauthorized Use provisions of this Agreement will apply. Withdrawals from storage are firm, subject to the reasonable, operational limitations of Nicor Gas and other conditions set forth in this Agreement.

     10. Use of NBPL, APL and NGPL. Gas supplies nominated by Customer, or its authorized agent, for delivery to Customer's Generation Facilities or into storage must be transported on NBPL, APL and NGPL interstate pipelines. Customer, or its authorized agent, shall routinely inform Company of its forecasted hourly and daily usage in accordance with Exhibit B. In addition, Customer shall supply Company its Forecast Burn by 7:00 A.M. on business days and Nicor Gas shall, using reasonable operating practices and given Company's other firm obligations, make available to Customer at 8:00 A.M. on business days, the minimum and maximum quantities that can be reasonably accepted as Customer's MMDN. During the months of June, July and August of each Contract Year, Company shall make available as the MMDN no less than the minimum quantities shown on Exhibit D as allowed receipts from NBPL, APL, and NGPL. Conversely, during the months of June, July and August of each Contract Year, Company shall not require as a part of the MMDN receipts by Customer of more than the quantities shown on Exhibit D. During all other days and months of the year, Company's MMDN limits shall be reasonably applied from Customer's Forecast Burn, MFBQS, MFBQnS, and Company's other firm service obligations. In the event Company's operational conditions require it to reduce MMDN rights of Customer during this period to less than the parameters shown on Exhibit D, a 4.8 cent ($.048) per therm credit shall be granted to Customer for the quantity affected; provided that, such reduction of Customer's MMDN rights are not the result of any OFO or Critical Day restrictions invoked by Company or any applicable interstate pipelines.

     11. Force Majeure. In the event any obligation imposed by this Agreement on either party, except for the payment of money when it becomes due and owing hereunder (including, without limiting the generality of the foregoing, the payment by Customer of the charges calculated pursuant to Section 4 hereof), cannot be performed, on account of an act of God, strike, labor dispute, fire, war, civil disturbances, explosion, breakage or accident to machinery or lines of pipe, quarantine, epidemic, severe storms, act or interference of any governmental authority or agency including failure to grant any permit, or by any similar cause reasonably beyond the control of the party otherwise required to perform such obligation ("Force Majeure"): (a) the party so required to perform shall do all things reasonably possible to remove the cause of such interference as expeditiously as is reasonably possible; (b) during the continuance of such interference, and while the party so required to perform is attempting removal of the interference, the obligation imposed on such party shall be suspended to the extent that the interference prohibits such performance; and (c) any directly corresponding obligation imposed on the other party to this Agreement shall, during this period, likewise be suspended pro
                                                                         ---
tanto. It is expressly understood and agreed that Force Majeure does not
-----
include scheduled outages of equipment served hereunder for turnarounds or normal maintenance. In order to invoke the suspension in whole or in part by reason of

Force Majeure of any obligation imposed by this Agreement, the party claiming such cause shall give notice in writing, including by facsimile, or by telephone confirmed in writing, to the other party after the initial occurrence of the cause relied on. Neither party shall at any time be required against its will to adjust or settle any labor dispute.

     Under Force Majeure conditions invoked by Customer, defined as non-economic, should Customer incur an unauthorized overrun of its Contract Quantities as per this Agreement, Customer shall reimburse Company an amount equal to the higher of (i) the actual interstate pipeline penalties incurred by Company that were directly related to Customer's unauthorized overrun of its Contract Quantities ("Pipeline Penalties") or (ii) a volumetric charge of $0.048 per therm during the Summer Months or $0.055 per therm during the Non-Summer Months multiplied by the quantity of unauthorized overrun.

     12. Cooperation. Customer and Company agree that they will cooperate to the fullest extent in the administration of this Agreement and operation hereunder. Company and Customer shall each provide the other with a twenty-four hour contact for operational matters. The parties shall work together to schedule planned outages of their respective facilities at mutually agreeable times, but in no event will Company conduct a planned outage of its facilities serving the Generation Facilities during the Summer Months if such planned outage could cause, or does cause Company to fail to perform any of its obligations hereunder.

     13. Regulatory Approvals. Upon request by either party, the other party agrees to cooperate in obtaining any necessary regulatory approval of this Agreement. Neither party shall be responsible for any filing fees or costs incurred by the other, its agent or any third party respecting this Agreement.

     14. Term and Cancellation. Except as provided in this Agreement, this Agreement shall be effective on May 1, 2001 and shall remain in full force and

CONFIDENTIAL

effect until March 31, 2006, for a period of fifty-nine (59) consecutive months, inclusive of the beginning and ending dates. Effective May 1, 2001, this Agreement supercedes and cancels the Gas Transportation and Balancing Agreement dated May 1, 1999 between Northern Illinois Gas Company d/b/a Nicor Gas Company and Elwood Energy LLC, subject to any outstanding obligations between the parties. Customer shall have the option of canceling this Agreement beginning with the end of the second Summer Month period, or September 30, 2002, and at the end of each successive Summer Month period thereafter, during the initial fifty-nine (59) month term, upon giving one (1) year prior written notice to Company and upon delivering to Company on or before such anniversary date the following "Buy-Out Amount" for each of the corresponding anniversary years. Company and Customer agree that the following "Buy-Out-Amount(s)" shall be determined by calculating the remaining unamortized portions of (i) termination fee of $1.575 million at September 30, 2002 and shall be reduced by amortizing at a rate of $0.525 million per year thereafter, (ii) Company and PGL&C's facilities investment of $1.787 million at September 30, 2002, $1.239 million at September 30, 2003, $0.645 million at September 30, 2004, and zero thereafter, and (iii) NBPL GPA/OBA fixed costs of $0.750 million at September 30, 2002, and amortized at a rate of $0.250 million per year thereafter. In the event of a buy-out, Customer shall separately have the right to purchase from the Company on-site meters and related equipment located at Company's Station 144, serving Elwood's Phase I turbines, pursuant to section 31(b). Customer recognizes that the Buy-Out-Amounts listed below may change or adjust upward dependent on the unamortized fixed cost of other Global Point and Operational Balancing agreements in place at the time of termination. Customer agrees to reimburse Company for any such incremental unamortized GPA/OBA fixed costs. Customer's termination rights do not apply to extension terms provided for in this Agreement beyond March 31, 2006.

---------------------------------------------------------------------------
                 Anniversary                      Buy-Out Amount
---------------------------------------------------------------------------
         Second (September 30, 2002)                 $4,112,000
---------------------------------------------------------------------------

-------------------------------------------------------------------------
Third (September 30, 2003)                               $2,789,000
-------------------------------------------------------------------------
Fourth (September 30, 2004)                              $1,420,000
-------------------------------------------------------------------------

     15. Order of Delivery. On any Gas Day, the order of gas delivered to the Customer shall be: (a) Requested Authorized Use gas supplies of Company, (b) Customer-owned gas nominated to Company on NBPL, APL and NGPL (confirmed Transportation Service within the "MMDN") and (c) Balancing and Storage Services for injection or withdrawal up to the MFBQS or MFBQnS, as applicable, of Customer-owned gas, (d) interruptible injections or withdrawals, as applicable, of Customer-owned gas, and (e) Unauthorized Use.

     16.       Assignment.

          (a) Except as provided in this Section 16, neither party shall assign, pledge or otherwise transfer this Agreement or any right or obligation under this Agreement without first obtaining the other party's written consent, which consent shall not be unreasonably withheld or delayed. Except as specifically provided for in this Section 16, any assignment or transfer of this Agreement or any rights, duties or interests hereunder by any party without the written consent of the other party shall be void and of no force or effect.

          (b) Company shall be permitted to assign or otherwise transfer this Agreement or its rights, duties and obligations hereunder, in whole or in part, by operation of law or otherwise, without Customer's consent, to any successor to or transferee of the direct or indirect ownership or operation of all or part of the pipeline system to which the Generation Facilities are connected that can fully perform Company's obligations under this

                    Agreement, provided the proposed assignee is creditworthy, and upon the assumption by any such permitted assignee of Company's rights, duties and obligations hereunder, Company shall be released and discharged therefrom to the extent provided in the assignment agreement.

               (c)       So long as no material event of default with respect to
                    Customer has occurred and is continuing, Customer shall be permitted to assign or otherwise transfer this Agreement in whole, by operation of law or otherwise, without Company's consent, (i) to Elwood Marketing, LLC, or (ii) to any assignee succeeding to the ownership of the Generation Facilities, provided the proposed assignee is creditworthy, and upon the assumption by any such permitted assignee of Customer's rights, duties and obligations hereunder, Customer shall be released and discharged therefrom to the extent provided in the assignment agreement.

               (d)       Company hereby consents to Customer's assignment of
                    this Agreement to any and all Lenders (as defined below) or the granting to any or all Lenders of a lien or security interest in any right, title or interest in part or all of the Generation Facilities or any or all of Customer's rights under this Agreement for the purpose of the financing or refinancing of the Generation Facilities. In order to facilitate the obtaining of financing or refinancing of the Generation Facilities without Company's consent, Company shall cooperate with Customer and execute consents, agreements or similar documents with respect to the assignment hereof to any Lender as customary for comparable transactions in connection with the financing or refinancing of the Generation Facilities, provided that such assignment shall recognize and shall not impair or otherwise adversely affect Company's rights under this Agreement. Company recognizes that such consent may grant certain rights to such Lenders, which shall be fully developed and described in said consent documents, including that (i) this Agreement shall not be amended or terminated (except for termination pursuant to the terms of this Agreement) without the consent of Lenders; (ii) without extending the cure period set forth in this Agreement, Lenders shall be given notice of, and the same opportunity to cure, any Customer breach or default of this Agreement, provided that notwithstanding the foregoing Lender(s) may have in addition to the cure periods set forth herein an additional sixty
                    (60) days from the expiration of such cure period to cure any breach or default of this Agreement; (iii) if a Lender forecloses, takes a deed in lieu or otherwise exercises its remedies pursuant to any security documents, that Company shall, at Lender's request, continue to perform all of its obligations hereunder, and Lender or its nominee may perform in the place of Customer, and may assign this Agreement to another party in place of Customer (provided either (A) such proposed assignee is creditworthy or (B) Company consents to the assignment to such proposed assignee, which consent shall not be unreasonably withheld or delayed), and enforce all of Customer's rights hereunder; (iv) that Lender(s) shall have no liability under this Agreement except during the period of such Lender(s)' ownership and/or operation of the Generation Facilities and any defaults for non-payment existing immediately prior to such period; (v) that Company shall accept performance in accordance with this Agreement by Lender(s) or its (their) nominee; and (vi) that Company shall make representations and warranties to Lender(s) as Lender(s) may reasonably request, including, but not limited to, (A) Company's corporate existence, (B) Company's corporate authority to execute, deliver, and perform this Agreement, (C) the binding nature of this Agreement on Company, (D) receipt of such regulatory approvals by Company as are required by law with respect to its performance under this Agreement, subject to such continuing jurisdiction as the Illinois Commerce Commission may have over this Agreement, and (E) whether any defaults by Customer are known by Company then to exist under this Agreement and shall, upon request of Customer, cause Company's counsel to issue an opinion to Customer and any Lender affirming in customary form the representations of Company in subsections (a)(i), (a)(ii),
                    (a)(iii)(A), (iv) and (v) of Section 17.

               (e)       As used in this Agreement, the term "Lender(s)" means
                    (i) any individual, governmental authority, corporation, limited liability company, partnership, limited partnership, trust, association or other entity ("Person") that from time to time enters into loans with Customer, its successors or permitted assigns for the financing or refinancing of the Generation Facilities or any part thereof or which are secured by the Generation Facilities (including a sale-leaseback transaction), (ii) the holders of indebtedness evidencing any such loans, or (iii) any Person acting on behalf of such lender(s) to whom any lenders' rights under such loans have been transferred, any trustee on behalf of any such lenders, and any Person subrogated to the rights of such lenders.

     17.       Representations and Warranties

        (a) Company hereby makes the following representations and warranties to Customer:

               (i) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

               (ii) The execution, delivery and performance by Company of this Agreement have been duly authorized by all necessary corporate action, and do not and will not require any consent or approval of Company's board of directors other than that which has been obtained.

               (iii) (A) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement, do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or any organizational documents, agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Company is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing, and (B) Company has obtained all permits, licenses, approvals and consents of governmental authorities required for the lawful performance of its obligations hereunder, subject to such continuing jurisdiction as the Illinois Commerce Commission may have over this Agreement.

               (iv) This Agreement constitutes the legal, valid and binding obligation of Company enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

               (v) There is no pending, or to the knowledge of Company, threatened action or proceeding affecting Company before any governmental authority, which purports to affect the legality, validity or enforceability of this Agreement.

          (b) Customer hereby makes the following representations and warranties to Company:

               (i) Customer is a Delaware limited liability corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the legal power and authority to own its properties, to carry on its business as now being conducted and to enter into this Agreement and carry out the transactions contemplated hereby and perform and carry out all covenants and obligations on its part to be performed under and pursuant to this Agreement.

               (ii) The execution, delivery and performance by Customer of this Agreement have been duly authorized by all necessary company action, and do not and will not require any consent or approval of Customer's Management Committee other than that which has been obtained.

               (iii) The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of and compliance with the provisions of this Agreement do not and will not conflict with or constitute a breach of or a default under, any of the terms, conditions or provisions of any legal requirements, or any organizational documents, agreement, deed of trust, mortgage, loan agreement, other evidence of indebtedness or any other agreement or instrument to which Customer is a party or by which it or any of its property is bound, or result in a breach of or a default under any of the foregoing.

               (iv) This Agreement constitutes the legal, valid and binding obligation of Customer enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors' rights generally or by general equitable principles, regardless of whether such enforceability is considered in a proceeding in equity or at law.

               (v) There is no pending, or to the knowledge of Customer, threatened action or proceeding affecting Customer before any governmental authority which purports to affect the legality, validity or enforceability of this Agreement.

     18. Interference with Company's Service. Whenever any of the Customer's utilization equipment has characteristics which, in the sole reasonable judgment of Company, will cause interference with the service to any other customer or interfere with the proper metering, suitable facilities shall be provided by Company at Customer's expense to preclude such interference.

     19. Monitoring of Usage. Company shall not be responsible for monitoring Customer's daily usage or notifying Customer of potential storage inventory overrun, excess storage, Delivery Variance, Forecast Variance, or unauthorized use of gas conditions. However, at Customer's request, Company shall provide to Customer or its authorized agent, via facsimile or electronic file, Customer's daily flow data and storage balances on a daily basis no later than the Gas Day after flow.

     20. Negotiations for Additional Service. It is understood and agreed that, upon expiration or termination of this Agreement, Company and Customer may enter into good faith negotiations for additional transportation and storage services.

     21. Bypass. Except as provided in Section 27, Customer agrees not to take deliveries of natural gas directly from any interstate pipeline or any other intrastate gas pipeline or any other service provider for the purposes of bypassing Company's local distribution system while this Agreement remains in effect.

     22. Confidentiality. Company and Customer recognize the proprietary nature of this Agreement and agree to treat the contents of this Agreement on a confidential basis in the same manner as each treats its own proprietary information of a similar nature.

     23. Gas Specifications. The quality of Customer-owned gas delivered to Company on behalf of Customer shall meet or exceed the specifications contained in 83 Illinois Administrative Code Section 530.10 and Section 530.15 and the FERC-approved gas tariffs of APL, NBPL and NGPL. Customer-owned gas that does not meet such specifications may be refused by Company and Customer will indemnify Company against any loss or damage resulting from delivery of such gas, for the account of Customer, which does not meet such specifications.

     24. Additional Company Facilities. Should a change in Customer's equipment or operations require Company to install additional Company facilities to deliver Customer-owned gas to Customer's Generation Facilities, Company shall provide Customer with a written estimate of the facilities cost prior to incurring any costs or commencing any construction. Customer shall notify Company, in writing, within sixty (60) days if it wishes for Company to proceed with the facility upgrade. Customer shall reimburse Company for all reasonable and verifiable costs associated with any facilities upgrade approved by Customer, in writing, in accordance with Company's Schedule of Rates.

     25. Pressure and Back-Up Services. Company will provide gas pressure at the outlet of Company's meter(s) serving Customers no lower than the lowest delivery pressure provided at the regulator outlet(s) of the NBPL and APL Receipt Point(s), less 20 pounds per square inch gauge (psig). During a service interruption on interstate pipelines serving Company, should back-up services be provided to Customer's Generation Facilities by Company, such services would be provided by the Company on a reasonable efforts basis.

     26. OFOs. Should interstate pipelines serving Company issue an Operational Flow Order ("OFO"), (a) Company agrees to accept Customer's pipeline nominations in volumes not to exceed Customer's daily-metered usage, provided that such Customer nomination does not proportionally exceed any limitations imposed on other similarly affected customers, and (b) injections into storage may be prorated and will be subject to the reasonable operational limitations of the Company.

     27.  Company Non-Performance.

       (a) If, on any Gas Day, Company shall fail to perform under this Agreement, for any reason other than Force Majeure, then, Company agrees to hold Customer harmless from any damages (including without limitation any penalties imposed by interstate pipelines and any amount by which Customer's cost to obtain and receive gas from other suppliers under subsection (a)(ii) of this section exceeds Customer's costs under this Agreement attributable to the service not performed by Company) resulting from Company's failure to perform and, at the sole option of Customer, Customer may pursue the additional remedies set forth in either subsection (a)(i) or subsection (a)(ii) of this section: (i) Company shall owe

          Customer, and be liable to Customer for, the product of: (quantity of nominated gas not delivered or received) x (the Market Price); or (ii) Customer shall have the right to obtain and receive gas from sources other than Company for the period of such failure by Company and to take any and all actions necessary to obtain and receive such gas, including without limitation submitting all nominations to interstate pipelines (including the next-available intra-day nomination or emergency intra-day nomination) in accordance with interstate pipelines respective gas tariff(s) necessary to have such gas delivered to Customer, and Company will reasonably cooperate with Customer's actions and will not prevent or delay Customer from exercising its rights under this subsection (a)(ii) of this section.

       (b) The remedies set forth in this Section 27 are Customer's sole and exclusive remedies for Company's failure to perform under this Agreement.

       (c) In no event shall either party be liable to the other for consequential, punitive, exemplary, special or indirect damages in tort, contract or otherwise.

     28. Peoples Gas Agreement. As part of this Agreement, Company has contracted with Peoples Gas to provide a portion of Customer's transportation and balancing services as provided by Company under this Agreement. As such, the Agreement between Company and Peoples Gas, dated May 1, 2001, is attached as Exhibit A ("Peoples Gas Agreement"). Company and Customer agree that, if Peoples Gas exercises its rights under the Peoples Gas Agreement to give notice of its intent to suspend or terminate service to Company as a result of Company's failure to pay an amount due and payable to Peoples Gas thereunder, Company shall transmit such notice, by telephone, confirmed in writing, or by facsimile or e-mail, to Elwood Energy no less than one (1) Business Day after receipt from Peoples Gas. Elwood Energy may elect to cure the default in order to prevent the suspension or termination of service under the Peoples Gas Agreement, and Company shall then be liable to Elwood Energy for compensation for reasonable costs incurred by Elwood Energy in curing the payment default, including payment of the amount remitted by Elwood Energy to Peoples Gas, plus interest from Elwood Energy's date of payment, with the interest rate to be determined in accordance with Company's Schedule of Rates. Any such action by Elwood Energy to cure a payment default is not intended to prevent Company from disputing any payment default claimed by Peoples Gas, including any amount that Peoples Gas asserts is due and owing under the Peoples Gas Agreement, and should any such dispute be resolved in Company's favor following cure of such default by Elwood Energy, then Elwood Energy shall be entitled to receive the amount paid or refunded by Peoples Gas in resolution of the dispute to the extent that Company has not already reimbursed Elwood Energy.

     29. OBA and GPA. Company shall maintain a Global Point Agreement (GPA) and an Operational Balancing Agreement (OBA) with NBPL combining the Elwood Delivery Point on NBPL with receipt points where Company interconnects with NBPL. Company and Customer agree that the annual charges associated with NBPL's GPA/OBA are embedded in Section 4 herein. Company further agrees to use "reasonable efforts" to secure additional flexible Global Point and Operational Balancing agreements with APL thus enabling greater optionality by and between the parties. Should Company incur additional charges to facilitate agreements with APL, Customer shall have the option and ability to add supplies sourced from APL at the incremental cost to Company (net of any potential reduction in NBPL GPA/OBA costs), or Customer may elect to defer the ability to utilize additional APL points as sources for gas supply.

     30. Gas Flow. Company recognizes Customer's hourly use of gas will not occur evenly throughout the Gas Day. Subject to the Customer's hourly and daily limitations, or other limitations set forth in this Agreement, Company agrees to arrange for the twenty-four (24) hour, or "daily", receipt of transportation gas and re-deliver gas to Customer, subject to the MHQ, as needed, over a portion of the Gas Day.

     31.  Company's Facilities and Customer Purchase Option.

       (a) Company shall permit Customer to connect data feed wires to Company's Daniel flow computer to be located adjacent to the Company's meters for the purpose of enabling Customer the ability to monitor fuel information generated by Company's Daniel flow computer, including, without limitation, flow rate, temperature and pressure.

       (b) Upon termination of this Agreement for any reason, Customer shall have the right and option ("Customer's Purchase Option") in its sole discretion to purchase the following equipment from Company located or to be located at the inlet flanges of the Generation Facilities (the "Option Equipment"): (i) Phase I, two 16-inch meter runs, (ii) Phase I, upstream and downstream measurement headers, (iii) Phase I, orifice or turbine metering, (iv) Phase II, 12-inch ultrasonic and 6-inch turbine meters, (v) any Company-owned Daniel flow computer(s), (vi) any Company-owned Electrical SCADA, and (vii) any Company-owned gas chromatograph(s) or similar Btu analyzer(s) located at the Generation Facilities. In the event Customer exercises its Customer's Purchase Option, Company will take whatever action is necessary to acquire such equipment in order to carry out its obligation hereunder to sell such equipment to Customer, free and clear of any claims of third parties. The purchase price for the Option Equipment shall be two hundred eighty-five thousand dollars ($285,000) which shall cover Company's investment in metering and related equipment at Station 144 serving Customer's Phase I turbines. Company and Customer agree that purchase price for the Option Equipment related to Company's investment in any metering and related equipment serving Customer's Phase II turbines are embedded in the Buy-Out-Amount(s) ascribed to in Section 14. Customer shall exercise Customer's Purchase Option by giving written notice to Company no later than thirty (30) days after termination of this Agreement.

       (c) Within fifteen (15) days after receiving Customer's notice of its intent to exercise Customer's Purchase Option, Customer shall pay Company $285,000 as consideration and Company shall transfer and convey title to the Option Equipment to Customer by special warranty deed or bill of sale, as appropriate, free and clear of any and all liens, claims, mortgages and other encumbrances. Each party shall be responsible for paying its own attorneys' fees incurred in connection with said transfer and conveyance.

     32. Communication Protocol and Change in Usage. Communications between Company and Customer shall be as defined and ascribed to in the Communications Protocol contained in Exhibit B to this Agreement.

     33. Notices. All communications, statements and payments ("Notices") required under this Agreement shall be in writing and shall be considered duly delivered when sent by facsimile, a nationally recognized overnight courier service, first class mail or hand delivered.

               (a)       Notices to Nicor Gas shall be sent to:

--------------------------------------------------------------------------------
                         Notices Except Operating Communications
--------------------------------------------------------------------------------
                Nicor Gas
                P.O. Box 190
                Aurora, Illinois 60507-0190
--------------------------------------------------------------------------------
Attn:           Kristin Mosier, Rate Administration
--------------------------------------------------------------------------------
Facsimile:      (630) 983-3810
--------------------------------------------------------------------------------
Telephone:      (630) 983-8676, ext. 2135
e-mail:         kmosier@nicor.com
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                Operating Communications
--------------------------------------------------------------------------------
                As specified in Exhibit B
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                        Payments
--------------------------------------------------------------------------------
                As specified on Company's invoice
--------------------------------------------------------------------------------


               (b)       Notices to Elwood Energy shall be sent to:

--------------------------------------------------------------------------------
                                       All Notices
--------------------------------------------------------------------------------
                Elwood Energy LLC
                c/o Dominion Energy, Inc.
                5000 Dominion Blvd
                Glen Allen, Virginia 23060
--------------------------------------------------------------------------------
Attn:           General Manager
--------------------------------------------------------------------------------
Facsimile:      (804) 273-2303
--------------------------------------------------------------------------------
Telephone:      (804) 273-3269
--------------------------------------------------------------------------------
                With a copy to:
--------------------------------------------------------------------------------
                    Peoples Energy Resources Corporation
                    150 North Michigan Avenue
                    Suite 3900
                    Chicago, IL  60601
--------------------------------------------------------------------------------
Attn:               Elwood Energy Commercial Manager
--------------------------------------------------------------------------------
Facsimile:          (312) 762-1635
--------------------------------------------------------------------------------
Telephone:          (312) 762-1616
--------------------------------------------------------------------------------

               (c)       Each party agrees to notify the other in writing of any
                    changes of address or change of designated person for the
             purposes hereof. Such changes are not subject to Section 36.

     34. Waiver of Defaults. A waiver by either party of any one or more defaults by the other in the performance of any provisions of this Agreement shall not operate as a waiver of any future default or defaults, whether of a like or different character.

     35. Entire Agreement. This Agreement contains the entire agreement between the parties, and except as stated in this Agreement, there are no oral or written promises, agreements, warranties, obligations, assurances, or conditions precedent or otherwise affecting it.

     36. Amendments. Any change, modification, or alteration of this Agreement shall be in writing, signed by the parties to this Agreement, and no course of dealing between the parties shall be construed to alter the terms hereof, except as stated in this Agreement.

     37. No Third Party Beneficiary. The parties agree that there is no third party beneficiary of this Agreement and that the provisions of this Agreement do not impart enforceable rights to anyone who is not a party.

     38. Choice of Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois without regard to principles of conflicts of law. The parties agree that the forum of any litigation shall be in a state or federal court located within the State of Illinois.

     39. Preparation of Agreement. This Agreement was prepared by all parties to this Agreement and not by any party to the exclusion of any other.

     40. Captions. The captions in this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

     41. Delivery Variance. On any Gas Day, the Delivery Variance shall be the quantity of gas delivered to Company at the Receipt Point(s) by Customer or its authorized agent that is greater than the maximum or less than the minimum quantity defined by Company for the MMDN on NBPL, APL, or NGPL, and in total, for a Gas Day. The Delivery Variance Charge set forth in Section 4(c) shall apply to any Delivery Variance quantities greater than or equal to 50,000 therms for each non-Critical and non-OFO Gas Day occurrence, however, no such Delivery Variance Charge shall apply to the first six (6) billable Delivery Variance events unless the cumulative volume of Delivery Variances greater than or equal to 50,000 therms, occurring on non-Critical and non-OFO days, exceeds 600,000 therms in a Contact Year. During the Contract Year, should the cumulative volume of Delivery Variances greater than or equal to 50,000 therms, occurring on non-Critical and non-OFO days, exceeds 600,000 therms, all prior and subsequent Delivery Variances greater than or equal to 50,000 therms shall be assessed the Delivery Variance Charge. On Critical Days and OFO days, the Delivery Variance Charge shall apply to all quantities of gas delivered to Company at the Receipt Point(s) by Customer or its authorized agent that is different in quantity from the minimum or maximum or specific volume of gas requested by Company for Customer delivery. Customer shall be obligated to use "reasonable-efforts" to prevent the continued reoccurrence of Delivery Variances charges incurred by itself, its authorized agent(s) or fuel manager(s). Should Customer fail to utilize "reasonable-efforts" to prevent reoccurring Delivery Variances, Company shall have the ability to request termination of Customer's fuel management arrangements. Company shall be held harmless for any termination or exit fees imposed on Customer resulting from termination of Customer's fuel management arrangements.

     42. Forecast Variance. On any Gas Day, the Forecast Variance shall be the quantity of gas delivered by Company to the Generation Facilities that is different in quantity, by more or less, than the Forecast Burn of Customer, or its authorized agent, as communicated to Company on or before the 7:00 AM CCT on the Business Day prior to the Gas Day. The applicable Summer Month and Non-Summer Month Forecast Variance Charge(s) set forth in Section 4(e) shall apply to any Forecast Variance which exceeds the greater of 200,000 therms or a quantity equal to plus or minus twenty (20) percent of Customer's daily Forecast Burn of gas as communicated to Company. During the Summer Months, Company shall not be obligated to provide Balancing and Storage Service under this Agreement in excess of 1,812,000 therms per day, Customer's Maximum Firm Balancing Quantity Summer. During the Non-Summer Months, Company shall not be obligated to provide Balancing and Storage Service under this Agreement if Customer's Forecast Variances exceeds 888,750 therms per day, Customer's Maximum Firm Balancing Quantity Non-Summer.

     43. Phase I Primary Term. Except as provided for in this Agreement, the primary term for Customer's Phase I generating equipment shall be a forty-one (41) month period beginning May 1, 2001 and ending September 30, 2004, inclusive of the beginning and ending dates. Upon expiration of the forty-one
(41) month term, the initial demand charge(s) in this Agreement shall adjust downward by thirty (30) percent while the volumetric charges shall remain unchanged. Upon expiration of the Phase I term, Company and Customer agree that specific contract quantities in this Agreement shall adjust downward while the specific contract demand rates in this Agreement shall adjust upward as ascribed to in Exhibit C of this Agreement, "Expiration of Phase I".

     44. Phase I Primary Term Extension. Customer shall have the option of extending the primary term of this Agreement for Customer's Phase I generating equipment, given one hundred eighty (180) days written notice to Company. The extension term for Phase I shall be an eighteen (18) month period beginning October 1, 2004 and ending March 31, 2006, inclusive of the beginning and ending dates. Should Customer elect to extend the Phase I term, Company and Customer agree that the initial demand charges in this Agreement shall adjust upward by thirty (30) percent for four-ninths (4/9) of the contract quantities as ascribed to in Exhibit C of this Agreement, "Extension of Phase I Primary Term".

     45. Phase II Term Extension. Customer shall have the option of extending the term of this Agreement for Customer's Phase II generating equipment, given one hundred eighty (180) days written notice to Company, providing such term extension is allowable within applicable law. The extension period for Phase II shall be a five (5) year term beginning April 1, 2006 and ending March 31, 2011, inclusive of the beginning and ending dates. Should Customer elect to extend the Phase II term, Company and Customer mutually agree that the "then-existing" demand charges, absent any Phase I primary term extension, in this Agreement, shall adjust upward by thirty (30) percent as ascribed to in Exhibit C of this Agreement, "Extension of Phase II". Company and Customer further agree that specific contract quantities in this Agreement shall adjust downward while specific demand rates in this Agreement shall adjust upward, dependant on Customer's decision to extend the Phase I primary term. Should Company and Customer agree to an extension of Phase II or an extension of Phase I and Phase II for the period of April 1, 2006 to March 31, 2011 and should Company incur incremental costs for any Global Point or Operational Balancing Agreements necessary to support such an term extension, Customer shall reimburse Company for any such reasonable incremental GPA/OBA costs.

     46. Phase I and Phase II Term Extension. Customer shall have the option of extending the term of this Agreement for Customer's Phase I and Phase II generating equipment, given one hundred eighty (180) days written notice to Company, providing such term extension is allowable within applicable law. The extension period for Phase I and Phase II shall be a five (5) year term beginning April 1, 2006 and ending March 31, 2011, inclusive of the beginning and ending dates. Should Customer elect to extend the Phase I and Phase II term, Company and Customer mutually agree that the initial demand charges in this Agreement shall adjust upward by thirty (30) percent as ascribed to in Exhibit C of this Agreement, "Extension of Phase I and Phase II". Company shall not be obligated to extend the Phase I term beyond the primary term extension of March 31, 2006 absent the Phase II term extension. Should Company and Customer agree to an extension of Phase I and Phase II for the period of April 1, 2006 to March 31, 2011 and should Company incur incremental costs for any Global Point or Operational Balancing Agreements necessary to support such an term extension, Customer shall reimburse Company for any such reasonable incremental GPA/OBA costs.

     47. Flowing Gas Requirements. Should Company and Customer agree to the extension of this Agreement, either in whole or in part, for a term extending beyond March 31, 2006 as ascribed herein, Company shall have the right to require Customer, its authorized agent(s) or fuel manager(s), to nominate and deliver pipeline supplies each Gas Day in quantities equal in volumes to Customer's hourly gas requirements at the Generation Facilities should Customer's Generation Facilities be dispatched. Company will notify Customer prior to extension of the Agreement, if Company will exercise this right for service beyond March 31, 2006.

     48. Rebate of Charges. Company agrees to a twenty-five (25) percent rebate of charges billed to Customer, excluding any Storage Inventory Overrun, Excess Storage, Delivery Variance, Requested Authorized Use, Unauthorized Use, Buy-Out-Amounts, incremental GPA/OBA charges and applicable taxes, which exceed $5.75 million in a Contract Year. Company further agrees to a fifty (50) percent rebate of charges billed to Customer, excluding any Storage Inventory Overrun, Excess Storage, Delivery Variance, Requested Authorized Use, Unauthorized Use, Buy-Out-Amounts incremental GPA/OBA charges and applicable taxes, which exceed $6.75 million in a Contract Year. Company and Customer agree that the rebate threshold amounts, above which Company shall rebate such percentages as stated herein, shall adjust, in a prorate manner, for the applicable Phase I and Phase II contract term extensions as ascribed to in Exhibit C.

       IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate effective as of the date first written above.


ELWOOD ENERGY LLC                                Northern Illinois Gas Company
                                                    d/b/a Nicor Gas Company
By: /s/ Tony Belcher
   -------------------------------------
Name:   Tony Belcher                         By: /s/ Theodore Lenart
Title:  General Manager                         --------------------------------
                                             Name:   Theodore Lenart
                                                   -----------------------------
                                             Title:  Asst. VP / Supply Ventures
                                                    ----------------------------

ELWOOD ENERGY II, LLC

By: /s/ Ronald D. Usher
   -------------------------------------
Name:   Ronald D. Usher
Title:  General Manager


ELWOOD ENERGY III, LLC

By: /s/ Ronald D. Usher
   -------------------------------------
Name:   Ronald D. Usher
Title:  General Manager

                                   Exhibit A

                             Peoples Gas Agreement

                                   Exhibit B
                            Communications Protocol
                            -----------------------

Customer agrees that it shall notify Company of its estimated hourly and daily forecasted usage and its daily gas nominations. Subject to other mutually agreed upon circumstances or conditions, the communication protocol between Customer and Company shall be as follows:

     (a) Forecasted Usage. On or before 7:00 A.M. CCT on the Business Day prior to the beginning of each Gas Day, Customer, or its authorized agent, shall notify Company of Customer's forecasted burn for the next Gas Day expressed as hourly and daily forecasted use of gas. Such forecasted use by Customer shall be Customer's Forecast Burn for the next Gas Day(s). If Customer fails to submit a Forecast Burn, then the quantity shall be zero. Customer, or its authorized agent, may update this forecast but the 7:00 A.M. Forecast Burn shall be binding on Customer in determining Customer's Forecast Variance as ascribed to in
          Section 42 of this Agreement. Customer's 7:00 A.M. notification shall include Customer's requested range of gas deliverability for the Gas Day(s) both in aggregate and by individual pipeline for Transportation Service. Customer's 7:00 A.M. notification shall also include a confirmation or update of Customer's anticipated hourly and daily flow of gas for the Gas Day beginning at 9:00 A.M. CCT of that day. Notification to Company shall be by telephone (confirmed by facsimile or by e-mail) or by facsimile or e-mail, to Company's Gas Control Department. Customer shall send, by facsimile or e-mail, a confirmation of Customer's Forecast Burn to Company's Rate Administration Department as ascribed to in Section 33(a). Customer's Forecast Burn is not required to equal the most recent hourly and daily forecasted power run schedules ( Dispatch Schedule) but differences in excess of the MFBQS or MFBQnS, as applicable, permit the Company to set reasonable limits on the MMDN. Customer's Dispatch Schedules, including updates and revised schedules, shall be non-binding on Customer. Updated Dispatch Schedules, and its associated natural gas consumption, shall be revised by Customer and provided to Company for any changes communicated to Customer throughout the Business Day. Communication of Customer's Forecast Burn and forecasted power dispatch schedules shall be provided to Company in a format agreeable to both parties and shall include the planned loading and unloading of Customer's nine (9) generating units. Excluding weekends and holidays, normal business hours for Company's Gas Control Department are Monday through Friday, 7:00 A.M. to 3:30 P.M. CCT. During normal business hours, Customer shall contact Company's Gas Control Department by phone at (630) 983-8676, extension 2222, by facsimile at (630) 983-0053, or by e-mail at gascont@nicor.com. Outside of normal business hours, Customer shall contact Company's Gas Control Department by phone at (800) 942-6011(24-hours), or by facsimile at (630) 983-0053 (24 hours).

     (b) Updated Dispatch Schedules and Forecasted Use Changes. In the event of a significant change in Customer's hourly and daily forecasted usage, Customer, shall use "reasonable-efforts" to give Company's Gas Control Department thirty (30) minutes notification, by telephone, and confirmed by facsimile or e-mail, of any planned revision to Customer's hourly and daily forecasted usage. A significant change will be defined as, but not limited to, any change which will result in a twenty percent (20%) variation in the hourly and/or daily forecasted usage, or other equivalent variation, such as the loading or unloading of an additional generating unit(s). Unanticipated changes in Customer's hourly and daily forecasted usage and/or actual metered deliveries shall be communicated to Company as expeditiously as is reasonably possible. Notification of changes shall not alter the Forecast Burn as the basis for billing of the Forecast Variance Charge unless accompanied by an accepted and confirmed nomination change by Company.

     (c) Nomination and Receipt of Customer Gas. On or before 8:00 A.M. CCT on the Business Day prior to the beginning of each Gas Day, Company shall notify Customer of 1) Customer's (or its authorized agent's) minimum right to nominate and deliver to Company gas supplies from NBPL, APL, and NGPL individually and in total for the next Gas Day(s); and 2) the maximum obligation of Customer (or its authorized agent) to deliver gas supplies from the same pipelines for the next Gas Day(s). These parameters shall be set forth in the 8:00 A.M. notification of the daily MMDN by Company to Customer (or its authorized agent) and shall be determined using Customer's Forecast Burn, MFBQs, and Company's other firm service obligations. Company agrees to use "reasonable efforts" to permit Customer (or its authorized agent) the ability to nominate pipelines supplies in quantities sufficient to cover Customer's 1) Forecast Burn or 2) last forecasted power dispatch schedule prior to any nomination deadlines. Company and Customer anticipate that in most instances Customer shall be given a range-of-volume for nomination purposes with an "up-to" limitation; however, based on operational conditions and Company's obligations to other firm customers, Company reserves the right to request an absolute nomination volume by pipeline. Specifically, subject to daily gas operating conditions, Company shall have the right to set the MMDN; however, Company agrees that Customer's nomination(s) of pipeline supplies shall not be unreasonably denied or restricted by Company in order for Company to provide incremental interruptible storage

          (injection) services. Company may set the MMDN at more than the Forecast Burn and shall have the right to require Customer, its authorized agent or fuel manager, to deliver (nominate) pipeline supplies sufficient to cover Customer's last power dispatch schedule if Customer's storage bank volume is less than fifteen-percent of capacity. In setting the daily MMDN, Company may also restrict or require Customer, as applicable, to nominate certain minimum or maximum quantities where the Customer's Forecast Burn and the latest Dispatch Schedule vary by more than the MFBQS or MFBQnS, as applicable. Customer's failure to deliver pipeline supplies within the defined daily parameters of the MMDN, as determined by Company, shall result in the applications of the Delivery Variance charge as ascribed to in Section 41 of this Agreement. Should Company's setting of the MMDN at more or less than Customer's (or its authorized agent's) requested gas deliverability for a Gas Day cause Customer to incur any Storage Inventory Overrun, Excess Storage and Unauthorized Use charges as per this Agreement, Company agrees to the waiver of such charges. Company shall have the ability to determine the timing of any Customer repayment of deficit storage volumes or the withdrawal of storage overruns and excess storage.

     (d) Nominations. Prior to each Gas Day and in accordance with the applicable interstate pipeline nomination protocols, Customer, or its authorized agent, shall submit notifications and subsequent nominations to Customer's pipeline suppliers for the corresponding Gas Day. Nominations to each pipeline shall be pursuant to an agreed upon procedure. Customer shall notify Company by 8:30 A.M. CCT of its reasonable estimate of the quantity of gas to be delivered by pipelines and in total, within the MMDN parameters for the next Gas Day. Customer shall advise Company at 9 A.M. of its daily nominations of pipeline supplies to be electronically nominated at 11:30 A.M. for the next Gas Day(s). Nominations will be accepted by Company if received electronically by Company's Gas Transportation Department no later than 11:30 A.M. CCT on the business day prior to the Gas Day the nomination is to be effective. Customer's daily nominations, submitted by Customer or its authorized agent, will be accepted by Company if received via facsimile by Company's Gas Transportation Department no later than 8:00 A.M. CCT on the business day prior to the Gas Day the nomination is to be effective. Company agrees that to the extent, and only to the extent, that "late" or "intra-day" nomination services are available to similarly situated power plants, Customer shall have the right and ability to make "late" or "intra-day" nominations. Nominations, submitted by Customer and received by Company electronically, shall be made via Company's "GAS EXCHANGE" nomination system protocol or any replacement protocol provided by Company to Customer. Nominations, submitted by Customer and received by Company via facsimile, shall be made by faxing such nomination to Company's Gas Transportation Nomination Desk at (630) 983-8135. During normal business hours, Company's Gas Transportation Nomination Desk may be contacted by telephone at (630) 983-4040, Option 2. On or before 3:15 P.M. CCT, on the Business Day prior to the beginning of the Gas Day, Customer and Company shall review a daily summary of Customer's gas nominations and Company's corresponding pipeline confirmations for the following Gas Day or applicable weekend or holiday period. Customer's summary of gas nominations and Company's resulting confirmations shall detail the volume of gas supplies to be delivered on each interconnecting pipeline with Company.

     (e) Weekend Nomination Changes. For the Gas Day(s) of Saturday, Sunday, and Monday, Customer's nominations shall be made in accordance with the aforementioned protocol. For the Gas Days of Sunday and Monday, Customer shall be permitted to change its daily nomination on applicable interstate pipelines, and such change will be accepted by Company, if submitted by Customer or its authorized agent and received by Company's Gas Control Department via facsimile no later than 11:30 A.M. CCT on the calendar day prior to the Gas Day the nomination is to be effective and providing such change is mutually agreeable between Company and Customer. During normal business hours, Company's Gas Control Department shall be contacted by telephone at
          (630) 983-8676, extension 2222, by facsimile at (630) 983-0053 or by
          e-mail at gascont@nicor.com. Outside of normal business hours, Company's Gas Control Department shall be contacted by telephone at
          (800) 942-6011 (24 hours) and confirmed by facsimile at (630) 983-0053 (24 hours). Following a nomination change made on the weekend for the Gas Days of Sunday or Monday, Customer or its authorized agent shall, on the first business day following the weekend, work with Company's Gas Transportation Department to account for such change.

     (f) Holiday Nominations and Changes. Should a holiday fall on a traditional business day, Customer or its authorized agent shall have the right to change its daily nomination for the subsequent Gas Day(s), providing such changes are made no later than 11:30 A.M. CCT on the calendar day prior to the Gas Day the nomination is to be effective and within the protocols described in items (d) and (e) of Exhibit B.

     (g) Critical Day Notification. The declaration of Critical Day shall be by telephone, facsimile or email notification to Customer by Company and may be verified by telephoning Company's Gas Transportation Department at (630) 983-4040, Option 3. The declaration of a Critical Day by Peoples Gas with respect to gas stored in Peoples Gas' facilities in connection with this Agreement may be verified by telephoning Peoples Gas at (312) 240-4828. Company shall notify Customer, on or before 8:00 A.M. CCT on the calendar day prior to the Gas Day, of Company's invocation of a Critical Day and/or curtailment of Customer's access to gas withdrawals from storage. Under such curtailment, Company agrees to reasonably cooperate with Customer to allow Customer the ability arrange Transportation Service to ensure the firm delivery of the MHQ provided for under this Agreement.

                                   Exhibit C
           Contract Term Reduction And Extension Contract Quantities
           ---------------------------------------------------------

Unless specifically modified in Exhibit C of this Agreement, all applicable charges and contract quantities in this Agreement shall remain unchanged.

Expiration of Phase I, effective October 1, 2004

     Summer Month MDCQ        1,342,250 therms
     Non-Summer Month MDCQ    1,580,000 therms
     Summer Month MHCQ        84,000 therms
     Non-Summer Month MHCQ    98,750 therms

     Summer Month Demand Charge               $0.0567/therm      $ 76,106
     (1,342,250 therms  x $0.0567/therm)
     Summer Month Bal. Res. Charge            $0.4220/therm      $425,376
     (84,000 therms x 12 hrs. x $0.422/therm)
     Summer Month Upstream Res. Chrg.         $0.0929/therm      $124,695
     (1,342,250 therms x $0.0929/therm)

     Balancing Storage Capacity               4,032,000 therms
     (84,000 therms  x  12 hrs.  x  4 Days)
     Storage Inventory Overrun Quantities     >4,032,000,  <=5,291,700 therms
     Excess Storage Quantities                >5,291,700 therms

     Forecast Variance Quantities
         Summer Months
     >of +/- 20% or 200,000 therms            $0.000/therm
     >above and <=672,000 therms              $0.005/therm
     >672,000 and <=1,008,000 therms          $0.010/therm
     >1,008,000 and <=1,342,250 therms        $0.048/therm
     >1,342,250 therms                        Negotiable         (Interruptible)

         Non-Summer Months
     >of +/- 20% or 200,000 therms            $0.000/therm
     >above and <=263,300 therms              $0.005/therm
     >263,300 and <=493,750 therms            $0.055/therm
     >493,750 and <=655,550 therms            $0.055/therm       (Interruptible)
     >655,550 therms                          Negotiable         (Interruptible)

     Balancing Overrun
         Summer Months
     >1,342,250 and <= 1,680,000 therms       $0.100/therm       (Interruptible)
     >1,680,000 therms                        Negotiable         (Interruptible)

         Non-Summer Months
     >493,750 and <=655,550 therms              $0.055/therm     (Interruptible)
     >655,550 and <=819,440 therms (Inj)        $0.100/therm     (Interruptible)
     >655,550 therms (Withdrawal)               Negotiable       (Interruptible)

     Minimum Bill Summer Months                 $626,177
     Minimum Annual Bill                        $2,862,000
     (Oct. '04 - Sept. '05)
      (600,000/4,950,000*3,256,930)-3,256,930

     Rebate of Charges             25% Rebate Exceeding $3,701,000
     (800,000*5/9+3,256,930)
     (Oct. '04 - Sept. '05)        50% Rebate Exceeding $4,257,000
     (1,800,000*5/9+3,256,930)


Extension of Phase I Primary Term, effective October 1, 2004 - March 31, 2006

     Summer Month MDCQ        2,416,000 therms
     Non-Summer Month MDCQ    2,844,000 therms
     Summer Month MHCQ        151,000 therms
     Non-Summer Month MHCQ    177,750 therms

     Summer Month Demand Charge                 $0.0510/therm    $123,216
     (2,416,000 therms  x $0.0510/therm)
     Summer Month Bal. Res. Charge              $0.3800/therm    $688,560
     (151,000 therms x 12 hrs. x $0.3800/therm)
     Summer Month Upstream Res. Chrg.           $0.0835/therm    $201,736
     (2,416,000 therms x $0.0835/therm)

     Balancing Storage Capacity                 7,250,000 therms
     (151,000 therms  x  12 hrs.  x  4 Days)
     Storage Inventory Overrun Quantities       >7,250,000,  <=9,515,000 therms
     Excess Storage Quantities                  >9,515,000 therms

     Forecast Variance Quantities
          Summer Months
     >of +/- 20% or 200,000 therms              $0.000/therm
     >above and <=1,208,000 therms              $0.005/therm
     >1,208,000 and <=1,812,000 therms          $0.010/therm
     >1,812,000 and <=2,416,000 therms          $0.048/therm
     >2,416,000 therms                          Negotiable       (Interruptible)

          Non-Summer Months
     >of +/- 20% or 200,000 therms              $0.000/therm
     >above and <=474,000 therms                $0.005/therm
     >474,000 and <=888,750 therms              $0.055/therm

     >888,750 and <=1,180,000 therms             $0.055/therm    (Interruptible)
     >1,180,000 therms                           Negotiable      (Interruptible)


     Minimum Bill Summer Months                  $1,013,512
     Minimum Annual Bill                         $4,829,000
     (Oct. '04 - Sept. '05) (1,013,512-893,799)*4+4,350,000

     Rebate of Charges                 25% Rebate Exceeding $6,229,000
     (1,013,512-893,799)*4+4,950,000+800,000
     (Oct. '04 - Sept. '05)            50% Rebate Exceeding $7,229,000
     (1,013,512-893,799)*4+4,950,000+1,800,000


Extension of Phase II, effective April 1, 2006 - March 31, 2011

     Summer Month MDCQ        1,342,250 therms
     Non-Summer Month MDCQ    1,580,000 therms
     Summer Month MHCQ        84,000 therms
     Non-Summer Month MHCQ    98,750 therms

     Summer Month Demand Charge                  $0.0737/therm   $98,924
     (1,342,250 therms  x $0.0737/therm)
     Summer Month Bal. Res. Charge               $0.5490/therm   $553,392
     (84,000 therms  x  12 hrs.  x $0.5490/therm)
     Summer Month Upstream Res. Chrg.            $0.1207/therm   $162,010
     (241,600*.737*.7*1.3)
     (1,342,250 therms x $0.1207/therm)

     Balancing Storage Capacity                  4,032,000 therms
     (84,000 therms  x  12 hrs.  x  4 Days)
     Storage Inventory Overrun Quantities        >4,032,000,  <=5,291,700 therms
     Excess Storage Quantities                   >5,291,700 therms

     Forecast Variance Quantities
          Summer Months
     >of +/- 20% or 200,000 therms               $0.000/therm
     >above and <=672,000 therms                 $0.005/therm
     >672,000 and <=1,008,000 therms             $0.010/therm
     >1,008,000 and <=1,344,000 therms           $0.048/therm
     >1,344,000 therms                           Negotiable      (Interruptible)

          Non-Summer Months
     >of +/- 20% or 200,000 therms               $0.000/therm
     >above and <=263,300 therms                 $0.005/therm

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     >263,300 and <=493,750 therms               $0.055/therm
     >493,750 and <=655,550 therms               $0.055/therm    (Interruptible)
     >655,550 therms                             Negotiable      (Interruptible)

     Balancing Overrun
          Summer Months
     >1,342,250 and <= 1,680,000 therms          $0.100/therm    (Interruptible)
     >1,680,000 therms                           Negotiable      (Interruptinle)

          Non-Summer Months
     >493,750 and <=655,550 therms               $0.055/therm    (Interruptible)
     >655,550 and <=819,440 therms (Inj)         $0.100/therm    (Interruptible)
     >655,550 therms (Withdrawal)                Negotiable      (Interruptible)


     Minimum Bill Summer Months                  $814,326
     Minimum Annual Bill                         $3,615,000
     (814,326-626,177)*4+2,862,000
     (April '06 - March '11)

     Rebate of Charges              25% Rebate Exceeding $4,454,000
     (800,000*5/9+4,009,526)
     (April '06 - March '11)        50% Rebate Exceeding $5,010,000
     (1,800,000*5/9+4,009,526


Extension of Phase I and Phase II, effective April 1, 2006 - March 31, 2011

     Summer Month MDCQ        2,416,000 therms
     Non-Summer Month MDCQ    2,844,000 therms
     Summer Month MHCQ         151,000 therms
     Non-Summer Month MHCQ       177,750 therms

     Summer Month Demand Charge                  $0.0585/therm   $141,336
     (2,416,000 therms  x $0.0585/therm)
     Summer Month Bal. Res. Charge               $0.4360/therm   $790,032
     (151,000 therms x 12 hrs. x $0.4360/therm)
     Summer Month Upstream Res. Chrg.            $0.0958/therm   $231,453
     (2,416,000 therms x $0.0958/therm)

     Balancing Storage Capacity                  7,250,000 therms
     (151,000 therms  x  12 hrs.  x  4 Days)
     Storage Inventory Overrun Quantities        >7,250,000,  <=9,515,000 therms
     Excess Storage Quantities                   >9,515,000 therms

     Forecast Variance Quantities

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

          Summer Months
     >of +/- 20% or 200,000 therms               $0.000/therm
     >above and <=1,280,000 therms               $0.005/therm
     >1,280,000 and <=1,812,000 therms           $0.010/therm
     >1,812,000 and <=2,416,000 therms           $0.048/therm
     >2,416,000 therms                           Negotiable      (Interruptible)

          Non-Summer Months
     >of +/- 20% or 200,000 therms               $0.000/therm
     >above and <=474,000 therms                 $0.005/therm
     >474,000 and <=888,750 therms               $0.055/therm
     >888,750 and <= 1,180,000 therms            $0.055/therm    (Interruptible)
     >1,180,000 therms                           Negotiable      (Interruptible)


     Minimum Bill Summer Months                  $1,162,821
     Minimum Annual Bill                         $5,426,000
     (1,162,821-893,799)*4+4,350,000
     (April `06 - March `11)

     Rebate of Charges              25% Rebate Exceeding $6,436,000
     (5,635,654+800,000)
     (April '06 - March '11)        50% Rebate Exceeding $7,436,000
     (5,635,654+1,800,000)





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